Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated June 28, 2007 relating to the consolidated financial statements of GeoPharma, Inc. which appears in the Registrant’s Form 10K for the year ended March 31, 2007.

We also consent to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ Brimmer, Burek & Keelan LLP

Tampa, Florida

December 6, 2007